Exhibit 10.5
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   Sales Agreement between NetFabric and Communitech, dated February 25, 2004


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                            [Communitech Letterhead)

February 25, 2004

Mr. Jeff Robinson
President
Netfabric Corp
67 Federal Road
Building A Suite 300
Brookfield, CT 06804

Dear Jeff,

This letter will confirm our agreement concerning the payment to Communitech, Inc. ("Communitech") by Netfabric ("Referee") of referral fees in the event that Communitech introduces Referee to a lead that results in a business transaction for Referee. Our agreement is as follows:

1. Whenever Communitech refers a lead to Referee, Communitech shall notify Referee in writing of the name of the lead. Referee shall have 10 days from the receipt of the referral notice to advise Communitech in writing that (i) it is interested in pursuing the lead; or (ii) it already has a relationship with the lead, if that is the case, or (iii) it does not want to pursue the referral. In the case of (ii) or (iii) the lead will not be covered by this agreement and Referee shall not make any solicitation to the lead based on information obtained from Communitech. In the case of (i) Communitech shall promptly provide Referee with the lead's address, contact person and telephone and/or fax number and/or e-mail address of that person.

2. If Referee is interested in pursuing a lead referred by Communitech, Communitech shall make available to Referee all relevant information in its possession concerning the business, assets, operations and financial condition of the leads referred to Referee.

3. Where a lead referred to Referee results in a business transaction for Referee or one of its affiliates, Referee shall pay Communitech a referral fee of 5% of the value of the transaction to Referee and its affiliates. The term "value" means:

     i) the sales revenues received by Referee and its affiliates if the business transaction is a sale of tangible or intangible property;

     ii) commissions, finder's fees, referral fees and other forms of consideration received with regard to transactions with a lead from Communitech; and


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     iii) milestone, upfront and running royalty revenues to the licensee if the transaction is a license.

In all cases the term revenues includes both cash, securities and any other forms of consideration such as credit, barter, benefit, advantage, or concession.

4. Where the value is received in the form of securities or other consideration, including but not limited to credit, barter, benefit, advantage, or concession, the value of such consideration shall be determined as follows: (1) the value of securities that are freely tradable in an established public market shall be determined on the basis of the last market closing on the day prior to the close of the Transaction; and (2) the value of securities that are not freely tradable or have no established public market, or if the value is other consideration, the value of such securities or other consideration shall be their fair market value on the day that the transaction closes.

5. For transactions where the value is received in a lump sum, Referee shall pay to Communitech its referral fee in cash at the time of the closing of the transaction.

6. For transactions where the value is received in installment payments, Referee shall pay to Communitech its referral fee as a percentage of each installment, when and as received by Referee and/or its affiliates.

7. In the event the value is received is continuous in nature (such as licensing agreement royalty payments based upon a percentage of sales), Referee shall pay to Communitech its referral fee as a percentage of each payment when and as received by Referee and/or its affiliates.

8. All payments due hereunder shall be paid in US Dollars to Communitech in full within 30 days from the date of the closing of the relevant transaction or the receipt of the installment or continuous funds by Referee or its affiliates, provided however that no payment is due until the Referee or its affiliate actually receive cash or other value from the Communitech lead. Any payment that is not made to Communitech within such 30 days shall bear interest at the rate of 1 per month from the date due until paid.

9. Proceeds received in a currency other than US Dollars shall be converted into US Dollars at the applicable exchange rate quoted in the Exchange Rates tables of the Money and Investing section of the Wall Street Journal on the date the proceeds are received by Referee or its affiliates.

10. If Communitech provides Referee with proprietary and confidential information of the lead ("Confidential Information"), Referee shall not disclose or use any such Confidential Information either directly or indirectly, except
(i) as may be required by law, (ii) on a need to know basis to its personnel and other persons retained by it to assist it to perform the lead's project,


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provided that such personnel and persons agree to be bound by this paragraph 10,
(iii) to the extent the Confidential Information is already known to Referee or is in or falls into the public domain or is disclosed to Referee by a third party in the absence of an obligation of confidentiality to Communitech or the lead, and (iv) when, where and to whom Referee is authorized in writing by Communitech to disclose Confidential Information.

11. Communitech may disclose Confidential Sources to Referee. In the event it does so, it shall identify the source as a Confidential Source. Referee agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, that it shall keep all Confidential Sources in strict confidence and shall not disclose the Confidential Sources to any person or other entity without the prior express written consent of Communitech. Referee, including its affiliates, directors, officers, employees, and other representatives, shall not attempt directly or indirectly to contact Confidential Sources other than on matters relating to an accepted lead from Communitech or contact or negotiate with a Confidential Source, except through Communitech. Referee shall not circumvent, nor attempt to circumvent Communitech in order to avoid paying Communitech the fees contemplated under this agreement at any time during the term of this agreement and for a period of two (2) years after the termination of this agreement. For the purposes of this agreement "Confidential Sources" means any and all information and materials that are proprietary to Communitech, the same having been acquired through the expenditure of time, effort and money, including but not limited to the identity, address, e-mail, telephone, telefax and/or telex numbers of clients, customers, agents, subcontractors, referral sources, investors, financiers, bank and/or trust contracts.

12. Recognizing that transactions with third parties sometimes result in litigation and that Communitech's role is solely advisory, Referee agree to hold harmless Communitech (including its officers, directors, employees, and agents), to the fullest extent lawful, for any and all claims, losses, costs, and expenses incurred (including reasonable attorney's fees) arising from all claims for personal, economic or other injuries by third parties arising out of any transaction entered into by Referee, and from all claims by third parties arising out of any services provided or actions taken by Communitech pursuant to this Agreement; provided, however, such indemnification shall not apply to any claim, loss, cost or expense which resulted from Communitech's gross negligence or deliberate or willful misconduct in performing services hereunder.

13. Communitech, at its own expense, shall have the right, upon 5 business days' notice, to appoint independent auditors and have them during, normal business hours, inspect and copy the books and accounts of Referee and its affiliates, if any, related to the payment and calculation of Communitech's referral fees due under this Agreement. Referee shall cooperate and cause its affiliates, if any,


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to cooperate with such auditors. The auditors performing the audit shall disclose to Communitech only information relating to the accuracy of records kept and the payments made, and shall be under a duty to keep confidential any other information obtained from such records. If any such audit establishes that the Referee has underpaid or overpaid the amount due, either Referee shall promptly pay any remaining amounts due as established by such audit or Communitech shall promptly refund any over payment. If the underpayment is by five percent (5%) or more on any transaction covered by this agreement, Referee shall reimburse the Communitech for its out-of-pocket expense of such audit, with interest at a rate of three percentage points (3%) above the official prime rate, as announced from time to time by Citibank NA, New York, or at such lower rate as shall then be the maximum rate permitted by law that may be charged on any such overdue payment from the date due until paid.

14. Either party may terminate this Agreement at any time, with or without cause, on written notice to that effect to the other party, provided that Referee's obligation to pay Communitech referral fees under paragraph 3 above shall continue as to any lead referred and accepted under this Agreement in the event that Referee or its affiliates enter into a transaction with the lead or its affiliates prior to the expiration of 12 months after the date of termination. The provisions of paragraphs 3 through 10, 11 (as to the nondisclosure provisions), 12, 13 and 15 through 21 shall survive the termination of this Agreement.

15. This Agreement shall be governed by the Chamber of Paris rules concerning Non-Circumvention and Non-Disclosure in force and adopted from time to time by the Chamber of Paris rules. Should any dispute between the parties arise as to the interpretation or breach of the provisions of this Agreement, the parties shall submit the dispute to binding arbitration as provided for in the rules and regulations of the International Chamber of Commerce, regulation number IC0500.

16. Because of the unique nature of the Confidential Information and Confidential Sources and in recognition that monetary damages may be inadequate to compensate for a breach of the provisions of this Agreement, the parties agree that, in addition to any other remedies available at law or in equity, the wronged party shall be entitled to injunctive relief to enforce the provisions of this Agreement.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, United States of America with out regard to its conflict of laws rules, subject to the provisions of Paragraph 15 above.

18. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

19. This letter contains the entire understanding with respect to the matters


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herein contained and supersedes all previous agreements and undertakings w respect thereto. There are no representations, warranties, conditions, terms, c collateral contracts affecting the matters contemplated in this agreement excel as set out in this letter. This letter may be modified only by written agreement signed by both parties.

20. For the purposes of this agreement the term "affiliate" means (1) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly by a party; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partners' interest of a party.

21. A signed copy of this Agreement, original or facsimile, shall be deemed the original binding agreement of the parties.

If you are in agreement with the foregoing, please sign and return the attached copy of this letter.

                                Very truly yours,

                                COMMUNITECH, INC.



                                By:______________________
                                   Neal Shact



Agreed and Accepted:

                                NETFABRIC, INC.



                                By:______________________
                                   Jeff Robinson, President